Exhibit 99.1

FOR IMMEDIATE RELEASE

METROCITY BANKSHARES, INC. REPORTS EARNINGS FOR FOURTH QUARTER AND YEAR ENDED 2023

ATLANTA, GA (January 23, 2024) – MetroCity Bankshares, Inc. (“MetroCity” or the “Company”) (NASDAQ: MCBS), holding company for Metro City Bank (the “Bank”), today reported net income of $11.3 million, or $0.44 per diluted share, for the fourth quarter of 2023, compared to $11.4 million, or $0.45 per diluted share, for the third quarter of 2023, and $10.2 million, or $0.40 per diluted share, for the fourth quarter of 2022. For the year ended December 31, 2023, the Company reported net income of $51.6 million, or $2.02 per diluted share, compared to $62.6 million, or $2.44 per diluted share, for the year ended December 31, 2022.

Fourth Quarter 2023 Highlights:

●	Annualized return on average assets was 1.29%, compared to 1.30% for the third quarter of 2023 and 1.19% for the fourth quarter of 2022.
●	Annualized return on average equity was 11.71%, compared to 12.14% for the third quarter of 2023 and 11.57% for the fourth quarter of 2022. Excluding average accumulated other comprehensive income, our return on average equity was 12.69% for the fourth quarter of 2023, compared to 13.04% for the third quarter of 2023 and 12.28% for the fourth quarter of 2022.
●	Efficiency ratio of 45.1%, compared to 43.0% for the third quarter of 2023 and 40.0% for the fourth quarter of 2022.
●	Total loans, including loans held for sale, increased by $134.4 million, or 4.4%, to $3.16 billion from the previous quarter.
●	Net interest margin increased by 23 basis points to 3.17% from 2.94% for the previous quarter.

Full Year 2023 Highlights:

●	Return on average assets was 1.50%, compared to 1.96% for 2022.
●	Return on average equity was 14.10%, compared to 19.55% for 2022. Excluding average accumulated other comprehensive income, our return on average equity was 15.00% for 2023, compared to 20.02% for 2022.
●	Efficiency ratio of 39.9%, compared to 35.8% for 2022.
●	Total assets increased by $75.6 million, or 2.2%, to $3.50 billion from $3.43 billion at December 31, 2022.
●	Total loans, including loans held for sale, increased by $108.7 million, or 3.6%, to $3.16 billion from $3.06 billion at December 31, 2022.

Results of Operations

Net Income

Net income was $11.3 million for the fourth quarter of 2023, a decrease of $81,000, or 0.7%, from $11.4 million for the third quarter of 2023. This decrease was due to an increase in noninterest expense of $2.4 million, an increase in provision for credit losses of $1.2 million and an increase in income tax expense of $566,000, offset by an increase in noninterest income of $2.1 million and an increase in net interest income of $2.0 million, Net income increased by $1.2 million, or 11.5%, in the fourth quarter of 2023 compared to net income of $10.2 million for the fourth quarter of 2022. This increase was due to an increase in noninterest income of $3.1 million and a decrease in income tax expense of $4.6 million, offset by a decrease in net interest income of $2.8 million, an increase in provision for credit losses of $2.0 million and an increase in noninterest expense of $1.7 million.

Net income was $51.6 million for the year ended December 31, 2023, a decrease of $11.0 million, or 17.6%, from $62.6 million for the year ended December 31, 2022. This decrease was due to a decrease in net interest income of $18.1 million and an increase in provision for credit losses of $2.8 million, offset by a decrease in noninterest expense of $1.5 million and a decrease in income tax expense of $8.3 million.

Net Interest Income and Net Interest Margin

Interest income totaled $50.7 million for the fourth quarter of 2023, an increase of $2.0 million, or 4.0%, from the previous quarter, primarily due to a 13 basis points increase in the loan yield and a $46.3 million increase in average loan balances. As compared to the fourth quarter of 2022, interest income for the fourth quarter of 2023 increased by $6.7 million, or 15.3%, primarily due to a 61 basis points increase in the loan yield coupled with a $59.4 million increase in average loan balances, as well as a 219 basis points increase in the total investment yield.

Interest expense totaled $24.5 million for the fourth quarter of 2023, a slight decrease of $6,000 from the previous quarter, primarily due to a 10 basis points decrease in deposit costs, offset by a $48.5 million increase in average interest-bearing deposits and a 16 basis point increase in borrowing costs. As compared to the fourth quarter of 2022, interest expense for the fourth quarter of 2023 increased by $9.6 million, or 63.7%, due to a 134 basis points increase in deposit costs and a 171 basis points increase in borrowing costs coupled with a $192.3 million increase in average interest-bearing deposits. The Company currently has interest rate derivative agreements totaling $850.0 million that are designated as cash flow hedges of our deposit accounts indexed to the Federal Funds Effective rate (currently 5.33%). The weighted average pay rate for these interest rate derivatives is 2.29%. During the fourth quarter of 2023, we recorded a credit to interest expense of $2.9 million from the benefit received on these interest rate derivatives compared to a $1.3 million benefit recorded during the third quarter of 2023. We received no benefit from these interest rate derivatives during the fourth quarter of 2022. Of the $850.0 million interest rate derivatives, only $500.0 million were making payments as of December 31, 2023 and the remaining $350.0 million will begin making payments in the second quarter of 2024.

The net interest margin for the fourth quarter of 2023 was 3.17% compared to 2.94% for the previous quarter, an increase of 23 basis points. The yield on average interest-earning assets for the fourth quarter of 2023 increased by 22 basis points to 6.14% from 5.92% for the previous quarter, while the cost of average interest-bearing liabilities for the fourth quarter of 2023 decreased by 6 basis points to 3.91% from 3.97% for the previous quarter. Average earning assets increased by $11.5 million from the previous quarter, due to an increase in average loans of $46.3 million, offset by a decrease in average total investments of $34.9 million. Average interest-bearing liabilities increased by $38.2 million from the previous quarter as average interest-bearing deposits increased by $48.5 million while average borrowings decreased by $10.3 million.

As compared to the same period in 2022, the net interest margin for the fourth quarter of 2023 decreased by 41 basis points to 3.17% from 3.58%, primarily due to a 142 basis point increase in the cost of average interest-bearing liabilities of $2.49 billion, offset by a 71 basis point increase in the yield on average interest-earning assets of $3.27 billion. Average earning assets for the fourth quarter of 2023 increased by $64.3 million from the fourth quarter of 2022, due to a $59.4 million increase in average loans and a $4.9 million increase in average total investments. Average interest-bearing liabilities for the fourth quarter of 2023 increased by $103.9 million from the fourth quarter of 2022, driven by an increase in average interest-bearing deposits of $192.3 million, offset by a decrease in average borrowings of $88.4 million.

Noninterest Income

Noninterest income for the fourth quarter of 2023 was $4.7 million, an increase of $2.1 million, or 77.3%, from the third quarter of 2023, primarily due to higher mortgage loan fees, Small Business Administration (“SBA”) servicing income, mortgage servicing income and other income, partially offset by lower gains on sale of SBA loans as no SBA loans were sold during the quarter. Mortgage loan originations totaled $128.9 million during the fourth quarter 2023 compared to $91.9 million during the third quarter of 2023. During the fourth quarter of 2023, we recorded a $147,000 fair value adjustment gain on our SBA servicing asset compared to a fair value adjustment charge of $909,000 during the third quarter of 2023.

Compared to the same period in 2022, noninterest income for the fourth quarter of 2023 increased by $3.1 million, or 186.8%, primarily due to higher mortgage and SBA servicing income and mortgage loan fees from higher volume, as well as higher other income due to lower fair value losses on our equity securities. During the fourth quarter of 2022, we recorded a $1.2 million fair value adjustment charge on our SBA servicing asset.

Noninterest income for the year ended December 31, 2023 totaled $18.2 million, an increase of $86,000, or 0.5%, from the year ended December 31, 2022, primarily due to higher gains on sale of SBA loans, SBA and mortgage servicing income and other income due to lower fair value losses on our equity securities, offset by lower mortgage loan fees from lower volume and lower gains on sale of mortgage loans as no mortgage loans were sold during 2023.

Noninterest Expense

Noninterest expense for the fourth quarter of 2023 totaled $13.9 million, an increase of $2.4 million, or 20.6%, from $11.5 million for the third quarter of 2023. This increase was primarily attributable to increases in salary and employee benefits, occupancy expense, professional fees and FDIC insurance premiums, partially offset by lower other real estate owned related expenses. Compared to the fourth quarter of 2022, noninterest expense during the fourth quarter of 2023 increased by $1.7 million, or 13.8%, primarily due to higher salary and employee benefits, occupancy expense, professional fees and FDIC insurance premiums, partially offset by lower loan related expenses.

Noninterest expense for the year ended December 31, 2023 totaled $47.7 million, a decrease of $1.6 million, or 3.2%, from $49.3 million for the year ended December 31, 2022. This decrease was primarily attributable to a decrease in salaries and employee benefits partially due to lower commissions from lower loan volume, as well as lower loan related expenses and communication expenses, partially offset by higher FDIC insurance premiums and professional fees.

The Company’s efficiency ratio was 45.1% for the fourth quarter of 2023 compared to 43.0% and 40.0% for the third quarter of 2023 and fourth quarter of 2022, respectively. For the year ended December 31, 2023, the efficiency ratio was 39.9% compared to 35.8% for the year ended December 31, 2022.

Income Tax Expense

The Company’s effective tax rate for the fourth quarter of 2023 was 29.7%, compared to 27.0% for the third quarter of 2023 and 47.9% for the fourth quarter of 2022. The Company’s effective tax rate for the year ended December 31, 2023 was 28.3% compared to 31.4% for the year ended December 31, 2022. The elevated effective tax rate during the fourth quarter of 2022, as well as the year ended December 31, 2022, was due to the re-allocation of state income tax apportionment schedules for prior year’s tax returns, as well as corrections for the treatment of prior year’s state tax credits. The effective tax rate of 28.3% for the year ended December 31, 2023 will be the more normalized tax rate for the Company going forward.

Balance Sheet

Total Assets

Total assets were $3.50 billion at December 31, 2023, a decrease of $8.2 million, or 0.2%, from $3.51 billion at September 30, 2023, and an increase of $75.6 million, or 2.2%, from $3.43 billion at December 31, 2022. The $8.2 million decrease in total assets at December 31, 2023 compared to September 30, 2023 was primarily due to decreases in cash and cash equivalents of $137.3 million and interest rate derivatives of $14.7 million, partially offset by increases in loans held for investment of $110.0 million and loans held for sale of $24.4 million. The $75.6 million increase in total assets at December 31, 2023 compared to December 31, 2022 was primarily due to increases in loans held for investment of $84.3 million and loans held for sale of $24.4 million, partially offset by a decrease in cash and cash equivalents of $34.7 million.

Our investment securities portfolio made up only 0.82% of our total assets at December 31, 2023 compared to 0.86% at December 31, 2022.

Loans

Loans held for investment were $3.14 billion at December 31, 2023, an increase of $110.0 million, or 3.6%, compared to $3.03 billion at September 30, 2023, and an increase of $84.3 million, or 2.8%, compared to $3.06 billion at December 31, 2022. The increase in loans at December 31, 2023 compared to September 30, 2023 was due to a $87.1 million increase in commercial real estate loans, a $37.2 million increase in residential mortgage loans and a $4.6 million increase in commercial and industrial loans, offset by a $18.5 million decrease in construction and development loans. Loans held for sale were $24.4 million at December 31, 2023. There were no loans classified as held for sale at September 30, 2023 or December 31, 2022.

Deposits

Total deposits were $2.73 billion at December 31, 2023, an increase of $12.3 million, or 0.5%, compared to total deposits of $2.72 billion at September 30, 2023, and an increase of $64.1 million, or 2.4%, compared to total deposits of $2.67 billion at December 31, 2022. The increase in total deposits at December 31, 2023 compared to September 30, 2023 was due to a $41.3 million increase in interest-bearing demand deposits, an

$11.1 million increase in time deposits and an $8.1 million increase in money market accounts, offset by a $47.5 million decrease in noninterest-bearing demand deposits and a $643,000 decrease in savings accounts.

Noninterest-bearing deposits were $512.05 million at December 31, 2023, compared to $559.5 million at September 30, 2023 and $612.0 million at December 31, 2022. Noninterest-bearing deposits constituted 18.7% of total deposits at December 31, 2023, compared to 20.6% at September 30, 2023 and 22.9% at December 31, 2022. Interest-bearing deposits were $2.22 billion at December 31, 2023, compared to $2.16 billion at September 30, 2023 and $2.05 billion at December 31, 2022. Interest-bearing deposits constituted 81.3% of total deposits at December 31, 2023, compared to 79.4% at September 30, 2023 and 77.1% at December 31, 2022.

Uninsured deposits were 26.5% of total deposits at December 31, 2023, compared to 27.2% and 32.5% at September 30, 2023 and December 31, 2022, respectively. As of December 31, 2023, we had $1.21 billion of available borrowing capacity at the Federal Home Loan Bank ($721.1 million), Federal Reserve Discount Window ($446.3 million) and various other financial institutions (fed fund lines totaling $47.5 million).

Asset Quality

The Company recorded a provision for credit losses of $782,000 during the fourth quarter of 2023, compared to a credit provision for credit losses of $381,000 and $1.2 million recorded during the third quarter of 2023 and fourth quarter of 2022, respectively. The provision for credit losses recorded during the fourth quarter of 2023 was primarily due the increase in loan balances during the quarter. Annualized net charge-offs to average loans for the fourth quarter of 2023 was 0.04%, compared to a net recovery of 0.00% for the third quarter of 2023 and a net recovery of 0.01% for the fourth quarter of 2022.

Nonperforming assets totaled $38.4 million, or 1.10% of total assets, at December 31, 2023, an increase of $529,000 from $37.9 million, or 1.08% of total assets, at September 30, 2023, and an increase of $13.9 million from $24.5 million, or 0.71% of total assets, at December 31, 2022. The increase in nonperforming assets at December 31, 2023 compared to September 30, 2023 was due to a $705,000 increase in other real estate owned and a $269,000 increase in accruing restructured loans, offset by $445,000 decrease in nonaccrual loans.

Allowance for credit losses as a percentage of total loans was 0.58% at December 31, 2023, compared to 0.58% at September 30, 2023 and 0.45% at December 31, 2022. Allowance for credit losses as a percentage of nonperforming loans was 49.06% at December 31, 2023, compared to 47.61% and 68.88% at September 30, 2023 and December 31, 2022, respectively.

About MetroCity Bankshares, Inc.

MetroCity Bankshares, Inc. is a Georgia corporation and a registered bank holding company for its wholly-owned banking subsidiary, Metro City Bank, which is headquartered in the Atlanta, Georgia metropolitan area. Founded in 2006, Metro City Bank currently operates 20 full-service branch locations in multi-ethnic communities in Alabama, Florida, Georgia, New York, New Jersey, Texas and Virginia. To learn more about Metro City Bank, visit www.metrocitybank.bank.

Forward-Looking Statements

Statements in this press release regarding future events and our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not historical in nature and may be identified by references to a future period or periods by the use of the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this press release should not be relied on because they are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of known and unknown risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, and other factors, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this press release and could cause us to make changes to our future plans. Factors that might cause such differences include, but are not limited to: the impact of current and future economic conditions, particularly those affecting the financial services industry, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers as a result of the foregoing; potential impacts of adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; risks arising from media coverage of the banking industry; risks arising from perceived instability in the banking sector; changes in the interest rate environment, including changes to the federal funds rate; changes in prices, values and sales volumes of residential and commercial real estate; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; competition in our markets that may result in increased funding costs or reduced earning assets yields, thus reducing margins and net interest income; interest rate fluctuations, which could have an adverse effect on the Company’s profitability; legislation or regulatory changes which could adversely affect the ability of the consolidated Company to conduct business combinations or new operations; changes in tax laws; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; the effects of war or other conflicts including the impacts related to or resulting from Russia’s military action in Ukraine or the conflict in Israel; and adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the U.S. Securities and Exchange Commission (the “SEC”), and in other documents that we file with the SEC from time to time, which are available on the SEC’s website, http://www.sec.gov. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this press release are qualified in their entirety by this cautionary statement.

Contacts

Farid Tan	Lucas Stewart
President	Chief Financial Officer
770-455-4978	678-580-6414
faridtan@metrocitybank.bank	lucasstewart@metrocitybank.bank

METROCITY BANKSHARES, INC.

SELECTED FINANCIAL DATA

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2023	2023	2023	2023	2022	2023	2022
Selected income statement data:
Interest income	$50,671	$48,709	$47,482	$45,965	$43,945	$192,827	$147,220
Interest expense	24,549	24,555	22,512	19,732	14,995	91,348	27,609
Net interest income	26,122	24,154	24,970	26,233	28,950	101,479	119,611
Provision for credit losses	782	(381)	(416)	—	(1,168)	(15)	(2,767)
Noninterest income	4,712	2,657	4,691	6,144	1,643	18,204	18,118
Noninterest expense	13,915	11,540	11,464	10,807	12,228	47,726	49,279
Income tax expense	4,790	4,224	5,505	5,840	9,353	20,359	28,615
Net income	11,347	11,428	13,108	15,730	10,180	51,613	62,602
Per share data:
Basic income per share	$0.45	$0.45	$0.52	$0.63	$0.40	$2.05	$2.46
Diluted income per share	$0.44	$0.45	$0.51	$0.62	$0.40	$2.02	$2.44
Dividends per share	$0.18	$0.18	$0.18	$0.18	$0.15	$0.72	$0.60
Book value per share (at period end)	$15.14	$15.24	$14.76	$14.04	$13.88	$15.14	$13.88
Shares of common stock outstanding	25,205,506	25,241,157	25,279,846	25,143,675	25,169,709	25,205,506	25,169,709
Weighted average diluted shares	25,543,861	25,591,874	25,477,143	25,405,855	25,560,138	25,518,516	25,688,969
Performance ratios:
Return on average assets	1.29%	1.30%	1.55%	1.87%	1.19%	1.50%	1.96%
Return on average equity	11.71	12.14	14.87	18.09	11.57	14.10	19.55
Dividend payout ratio	40.36	40.18	34.77	28.98	37.55	35.43	24.52
Yield on total loans	6.11	5.98	5.95	5.85	5.50	5.97	5.15
Yield on average earning assets	6.14	5.92	5.90	5.77	5.43	5.94	4.86
Cost of average interest bearing liabilities	3.91	3.97	3.74	3.30	2.49	3.73	1.25
Cost of deposits	3.95	4.05	3.88	3.48	2.61	3.85	1.29
Net interest margin	3.17	2.94	3.10	3.30	3.58	3.13	3.95
Efficiency ratio(1)	45.13	43.04	38.65	33.38	39.97	39.88	35.78
Asset quality data (at period end):
Net charge-offs/(recoveries) to average loans held for investment	0.04%	(0.00)%	0.06%	(0.00)%	(0.01)%	0.02%	0.01%
Nonperforming assets to gross loans and OREO	1.22	1.25	0.78	0.64	0.80	1.22	0.80
ACL to nonperforming loans	49.06	47.61	79.88	101.22	68.88	49.06	68.88
ACL to loans held for investment	0.58	0.58	0.60	0.63	0.45	0.58	0.45
Balance sheet and capital ratios:
Gross loans held for investment to deposits	115.30%	111.77%	112.27%	114.27%	114.94%	115.30%	114.94%
Noninterest bearing deposits to deposits	18.75	20.58	21.32	21.83	22.95	18.75	22.95
Investment securities to assets	0.82	0.79	0.84	0.87	0.86	0.82	0.86
Common equity to assets	10.89	10.96	10.74	10.32	10.20	10.89	10.20
Leverage ratio	10.20	10.07	10.03	9.72	9.57	10.20	9.57
Common equity tier 1 ratio	16.73	17.03	16.69	16.55	15.99	16.73	15.99
Tier 1 risk-based capital ratio	16.73	17.03	16.69	16.55	15.99	16.73	15.99
Total risk-based capital ratio	17.60	17.91	17.59	17.51	16.68	17.60	16.68
Mortgage and SBA loan data:
Mortgage loans serviced for others	$443,072	$464,823	$487,787	$506,012	$526,719	$443,072	$526,719
Mortgage loan production	128,931	91,891	72,830	43,335	88,045	336,987	833,613
Mortgage loan sales	—	—	—	—	—	—	94,915
SBA/USDA loans serviced for others	508,000	487,827	493,579	485,663	465,120	508,000	465,120
SBA loan production	27,529	18,212	16,110	26,239	42,419	88,090	136,708
SBA loan sales	—	5,169	30,298	36,458	—	71,925	31,486

(1)	Represents noninterest expense divided by the sum of net interest income plus noninterest income.

METROCITY BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands, except per share data)	2023	2023	2023	2023	2022
ASSETS
Cash and due from banks	$142,152	$279,106	$250,503	$216,167	$150,964
Federal funds sold	2,653	2,951	12,224	7,897	28,521
Cash and cash equivalents	144,805	282,057	262,727	224,064	179,485
Equity securities	10,335	10,113	10,358	10,428	10,300
Securities available for sale (at fair value)	18,493	17,664	18,696	19,174	19,245
Loans	3,139,993	3,029,947	3,020,714	3,012,020	3,055,689
Allowance for credit losses	(18,112)	(17,660)	(18,091)	(18,947)	(13,888)
Loans less allowance for credit losses	3,121,881	3,012,287	3,002,623	2,993,073	3,041,801
Loans held for sale	24,379	—	—	—	—
Accrued interest receivable	15,125	14,612	13,877	13,642	13,171
Federal Home Loan Bank stock	17,846	17,846	15,534	17,659	17,493
Premises and equipment, net	18,132	17,459	16,374	15,165	14,257
Operating lease right-of-use asset	8,472	7,340	7,761	8,030	8,463
Foreclosed real estate, net	1,466	761	1,001	766	4,328
SBA servicing asset, net	7,251	7,107	8,018	7,791	7,085
Mortgage servicing asset, net	1,273	1,823	2,514	3,205	3,973
Bank owned life insurance	70,957	70,462	70,010	69,565	69,130
Interest rate derivatives	31,781	46,502	39,284	24,008	28,781
Other assets	10,627	4,994	6,310	12,443	9,727
Total assets	$3,502,823	$3,511,027	$3,475,087	$3,419,013	$3,427,239

LIABILITIES
Noninterest-bearing deposits	$512,045	$559,540	$575,301	$577,282	$611,991
Interest-bearing deposits	2,218,891	2,159,048	2,123,181	2,066,811	2,054,847
Total deposits	2,730,936	2,718,588	2,698,482	2,644,093	2,666,838
Federal Home Loan Bank advances	325,000	325,000	325,000	375,000	375,000
Other borrowings	—	—	387	387	392
Operating lease liability	8,651	7,537	7,985	8,438	8,885
Accrued interest payable	4,133	3,915	3,859	3,681	2,739
Other liabilities	52,586	71,283	66,211	34,453	23,964
Total liabilities	$3,121,306	$3,126,323	$3,101,924	$3,066,052	$3,077,818

SHAREHOLDERS' EQUITY
Preferred stock	—	—	—	—	—
Common stock	252	252	253	251	252
Additional paid-in capital	45,699	45,580	45,516	45,044	45,298
Retained earnings	315,356	308,589	301,752	293,139	285,832
Accumulated other comprehensive income	20,210	30,283	25,642	14,527	18,039
Total shareholders' equity	381,517	384,704	373,163	352,961	349,421
Total liabilities and shareholders' equity	$3,502,823	$3,511,027	$3,475,087	$3,419,013	$3,427,239

METROCITY BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands, except per share data)	2023	2023	2023	2023	2022	2023	2022
Interest and dividend income:
Loans, including Fees	$47,367	$45,695	$44,839	$43,982	$41,783	$181,883	$142,815
Other investment income	3,267	2,979	2,582	1,939	2,116	10,767	4,330
Federal funds sold	37	35	61	44	46	177	75
Total interest income	50,671	48,709	47,482	45,965	43,945	192,827	147,220

Interest expense:
Deposits	21,691	21,736	19,804	17,376	13,071	80,607	23,558
FHLB advances and other borrowings	2,858	2,819	2,708	2,356	1,924	10,741	4,051
Total interest expense	24,549	24,555	22,512	19,732	14,995	91,348	27,609

Net interest income	26,122	24,154	24,970	26,233	28,950	101,479	119,611

Provision for credit losses	782	(381)	(416)	—	(1,168)	(15)	(2,767)

Net interest income after provision for loan losses	25,340	24,535	25,386	26,233	30,118	101,494	122,378

Noninterest income:
Service charges on deposit accounts	515	490	464	449	483	1,918	1,991
Other service charges, commissions and fees	2,039	1,478	1,266	874	1,243	5,657	9,725
Gain on sale of residential mortgage loans	—	—	—	—	—	—	2,017
Mortgage servicing income, net	39	(85)	(51)	(96)	(299)	(193)	(561)
Gain on sale of SBA loans	—	244	1,054	1,969	—	3,299	2,068
SBA servicing income, net	1,324	270	1,388	1,814	(72)	4,796	1,825
Other income	795	260	570	1,134	288	2,727	1,053
Total noninterest income	4,712	2,657	4,691	6,144	1,643	18,204	18,118

Noninterest expense:
Salaries and employee benefits	8,971	6,864	7,103	6,366	7,721	29,304	30,502
Occupancy	1,368	1,272	1,039	1,214	1,263	4,893	4,857
Data Processing	301	300	353	275	287	1,229	1,095
Advertising	160	143	165	146	172	614	606
Other expenses	3,115	2,961	2,804	2,806	2,785	11,686	12,219
Total noninterest expense	13,915	11,540	11,464	10,807	12,228	47,726	49,279

Income before provision for income taxes	16,137	15,652	18,613	21,570	19,533	71,972	91,217
Provision for income taxes	4,790	4,224	5,505	5,840	9,353	20,359	28,615
Net income available to common shareholders	$11,347	$11,428	$13,108	$15,730	$10,180	$51,613	$62,602

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Three Months Ended
	December 31, 2023			September 30, 2023			December 31, 2022
	Average	Interest and	Yield /	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$165,877	$2,938	7.03%	$200,245	$2,807	5.56%	$159,297	$1,777	4.43%
Investment securities	31,685	366	4.58	32,172	207	2.55	33,405	385	4.57
Total investments	197,562	3,304	6.64	232,417	3,014	5.14	192,702	2,162	4.45
Construction and development	18,002	344	7.58	30,584	442	5.73	40,244	575	5.67
Commercial real estate	664,570	14,934	8.92	647,244	14,435	8.85	628,641	12,387	7.82
Commercial and industrial	59,465	1,473	9.83	61,774	1,488	9.56	51,788	1,021	7.82
Residential real estate	2,333,247	30,577	5.20	2,289,428	29,296	5.08	2,295,309	27,773	4.80
Consumer and other	258	39	59.97	201	34	67.11	162	27	66.12
Gross loans(2)	3,075,542	47,367	6.11	3,029,231	45,695	5.98	3,016,144	41,783	5.50
Total earning assets	3,273,104	50,671	6.14	3,261,648	48,709	5.92	3,208,846	43,945	5.43
Noninterest-earning assets	223,630			214,834			177,040
Total assets	3,496,734			3,476,482			3,385,886
Interest-bearing liabilities:
NOW and savings deposits	133,765	396	1.17	125,078	381	1.21	173,214	531	1.22
Money market deposits	1,051,797	10,609	4.00	1,036,955	11,709	4.48	1,089,198	8,361	3.05
Time deposits	991,416	10,686	4.28	966,408	9,646	3.96	722,285	4,179	2.30
Total interest-bearing deposits	2,176,978	21,691	3.95	2,128,441	21,736	4.05	1,984,697	13,071	2.61
Borrowings	314,682	2,858	3.60	325,025	2,819	3.44	403,113	1,924	1.89
Total interest-bearing liabilities	2,491,660	24,549	3.91	2,453,466	24,555	3.97	2,387,810	14,995	2.49
Noninterest-bearing liabilities:
Noninterest-bearing deposits	530,935			555,074			597,250
Other noninterest-bearing liabilities	89,615			94,528			51,692
Total noninterest-bearing liabilities	620,550			649,602			648,942
Shareholders' equity	384,524			373,414			349,134
Total liabilities and shareholders' equity	$3,496,734			$3,476,482			$3,385,886
Net interest income		$26,122			$24,154			$28,950
Net interest spread			2.23			1.95			2.94
Net interest margin			3.17			2.94			3.58

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.
(2)	Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

AVERAGE BALANCES AND YIELDS/RATES

	Year Ended
	December 31, 2023			December 31, 2022
	Average	Interest and	Yield /	Average	Interest and	Yield /
(Dollars in thousands)	Balance	Fees	Rate	Balance	Fees	Rate
Earning Assets:
Federal funds sold and other investments(1)	$167,024	$9,995	5.98%	$225,154	$3,524	1.57%
Investment securities	32,330	949	2.94	35,188	881	2.50
Total investments	199,354	10,944	5.49	260,342	4,405	1.69
Construction and development	31,955	1,864	5.83	35,562	1,898	5.34
Commercial real estate	659,432	57,710	8.75	589,017	38,582	6.55
Commercial and industrial	54,100	5,110	9.45	55,516	3,920	7.06
Residential real estate	2,299,246	117,071	5.09	2,090,389	98,277	4.70
Consumer and other	195	128	65.64	193	138	71.50
Gross loans(2)	3,044,928	181,883	5.97	2,770,677	142,815	5.15
Total earning assets	3,244,282	192,827	5.94	3,031,019	147,220	4.86
Noninterest-earning assets	198,938			156,185
Total assets	3,443,220			3,187,204
Interest-bearing liabilities:
NOW and savings deposits	146,543	2,264	1.54	186,061	1,046	0.56
Money market deposits	1,006,360	42,347	4.21	1,130,439	16,067	1.42
Time deposits	940,911	35,996	3.83	513,867	6,445	1.25
Total interest-bearing deposits	2,093,814	80,607	3.85	1,830,367	23,558	1.29
Borrowings	353,149	10,741	3.04	373,238	4,051	1.09
Total interest-bearing liabilities	2,446,963	91,348	3.73	2,203,605	27,609	1.25
Noninterest-bearing liabilities:
Noninterest-bearing deposits	555,840			599,340
Other noninterest-bearing liabilities	74,254			63,997
Total noninterest-bearing liabilities	630,094			663,337
Shareholders' equity	366,163			320,262
Total liabilities and shareholders' equity	$3,443,220			$3,187,204
Net interest income		$101,479			$119,611
Net interest spread			2.21			3.61
Net interest margin			3.13			3.95

(1)	Includes income and average balances for term federal funds sold, interest-earning cash accounts and other miscellaneous interest-earning assets.

(2) Average loan balances include nonaccrual loans and loans held for sale.

METROCITY BANKSHARES, INC.

LOAN DATA

	As of the Quarter Ended
	December 31, 2023		September 30, 2023		June 30, 2023		March 31, 2022		December 31, 2022
		% of		% of		% of		% of		% of
(Dollars in thousands)	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Construction and Development	$23,262	0.7%	$41,783	1.4%	$51,759	1.7%	$49,209	1.6%	$47,779	1.6%
Commercial Real Estate	711,177	22.6	624,122	20.5	625,111	20.6	639,951	21.2	657,246	21.4
Commercial and Industrial	65,904	2.1	61,332	2.0	63,502	2.1	46,208	1.5	53,173	1.7
Residential Real Estate	2,348,187	74.6	2,310,981	76.1	2,289,050	75.6	2,285,902	75.7	2,306,915	75.3
Consumer and other	319	—	240	—	102	—	50	—	216	—
Gross loans	$3,148,849	100.0%	$3,038,458	100.0%	$3,029,524	100.0%	$3,021,320	100.0%	$3,065,329	100.0%
Unearned income	(8,856)		(8,511)		(8,810)		(9,300)		(9,640)
Allowance for credit losses	(18,112)		(17,660)		(18,091)		(18,947)		(13,888)
Net loans	$3,121,881		$3,012,287		$3,002,623		$2,993,073		$3,041,801

METROCITY BANKSHARES, INC.

NONPERFORMING ASSETS

	As of the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in thousands)	2023	2023	2023	2023	2022
Nonaccrual loans	$14,682	$15,127	$13,037	$9,064	$10,065
Past due loans 90 days or more and still accruing	—	—	—	—	180
Accruing restructured loans	22,233	21,964	9,611	9,654	9,919
Total non-performing loans	36,915	37,091	22,648	18,718	20,164
Other real estate owned	1,466	761	1,001	766	4,328
Total non-performing assets	$38,381	$37,852	$23,649	$19,484	$24,492

Nonperforming loans to gross loans	1.17%	1.22%	0.75%	0.62%	0.66%
Nonperforming assets to total assets	1.10	1.08	0.68	0.57	0.71
Allowance for credit losses to non-performing loans	49.06	47.61	79.88	101.22	68.88

METROCITY BANKSHARES, INC.

ALLOWANCE FOR LOAN LOSSES

	As of and for the Three Months Ended					As of and for the Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
(Dollars in thousands)	2023	2023	2023	2023	2022	2023	2022
Balance, beginning of period	$17,660	$18,091	$18,947	$13,888	$14,982	$13,888	$16,952
Net charge-offs/(recoveries):
Construction and development	—	—	—	—	—	—	—
Commercial real estate	224	(1)	230	(2)	(2)	451	(7)
Commercial and industrial	85	(3)	208	(2)	(72)	288	309
Residential real estate	—	—	—	—	—	—	—
Consumer and other	—	—	—	—	—	—	(5)
Total net charge-offs/(recoveries)	309	(4)	438	(4)	(74)	739	297
Adoption of ASU 2016-13 (CECL)	—	—	—	5,055	—	5,055	—
Provision for loan losses	761	(435)	(418)	—	(1,168)	(92)	(2,767)
Balance, end of period	$18,112	$17,660	$18,091	$18,947	$13,888	$18,112	$13,888
Total loans at end of period	$3,148,849	$3,038,458	$3,029,524	$3,021,320	$3,065,329	$3,148,849	$3,065,329
Average loans(1)	$3,063,353	$3,029,231	$3,024,660	$3,050,176	$3,016,144	$3,038,833	$2,761,195
Net charge-offs/(recoveries) to average loans	0.04%	(0.00)%	0.06%	(0.00)%	(0.01)%	0.02%	0.01%
Allowance for loan losses to total loans	0.58	0.58	0.60	0.63	0.45	0.58	0.45

(1)	Excludes loans held for sale